The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus,  prospectus supplement and underlying supplement do not constitute an offer to sell the Notes, and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 3, 2019

Preliminary Pricing Supplement (To the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Underlying Supplement dated August 1, 2019)	Filed Pursuant to Rule 424(b)(2) Registration No. 333–232144

$[•] Notes due January 3, 2025 Linked to the Performance of the Barclays Trailblazer Sectors 5 Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	December 30, 2019

Issue Date:	January 3, 2020

Final Valuation Date:*	December 30, 2024

Maturity Date:*	January 3, 2025

Reference Asset:	The Barclays Trailblazer Sectors 5 Index (Bloomberg ticker symbol “BXIITBZ5 <Index>”) (the “Index”)

Payment at Maturity:

If you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪      If the Final Level is greater than the Initial Level, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

▪      If the Final Level is less than or equal to the Initial Level, you will receive a payment of $1,000 per $1,000 principal amount Note

Any payment on the Notes is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-2 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Initial Level:	[•], the Index Level on the Initial Valuation Date

Final Level:	The Index Level on the Final Valuation Date

Upside Leverage Factor:	1.85

Index Fee and Costs:

The index includes an index fee of 0.85% per annum. In addition, the Index is an “excess return” index, meaning that it tracks the performance of its components minus a notional borrowing cost (represented by the ICE LIBOR USD 3 Month rate).

The components of the Index must perform sufficiently well to offset the effect of such index fee and such borrowing cost in order for the Index to appreciate in value and, accordingly, for you to earn any positive return on your Notes. See “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement and “Selected Risk Considerations—Risks Relating to the Index—The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance” in this pricing supplement for additional information.

Index Sponsor:

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is operated by Barclays Index Administration, an independent index administration function within Barclays Bank PLC (in such capacity, the “Index Sponsor” and as described under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement).

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1.125%	98.875%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $955.50 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–3 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer of up to $11.25 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

In addition, investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S–7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Index Level:

With respect to the Index on any date, the official closing level of the Index on that date calculated and published by the Index Sponsor and displayed on Bloomberg Professional® service (“Bloomberg”) page “BXIITBZ5 <Index>” or any successor page on Bloomberg or any successor service, as applicable.

Calculation Agent:	Barclays Bank PLC

CUSIP / ISIN:	06747NUS1 / US06747NUS16

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•                  Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

•                  Underlying Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010191/dp110497_424b2-underlying.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–7 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•                You understand and accept that you may not earn any positive return on your Notes.

•                You believe that the investment view implicit in the Index will be successful, you seek an investment that will give you exposure to the Index and you are willing to bear the risks related to such an investment.

•                You understand and accept that the performance of the Index will be affected by an index fee of 0.85% per annum and by the reduction of a notional financing cost equal to the ICE LIBOR USD 3 Month rate.

•                You understand and accept that the risks that the Index (a) may not achieve its target level of volatility, (b) may be subject to increased volatility due to the use of leverage and (c) may underperform its underlying portfolio and/or alternative indices that do not include a volatility targeting mechanism.

•                You understand and accept the risk that the Index may at any time be notionally invested only in a single component or a small number of components.

•                You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•                You are willing to assume our credit risk for all payments on the Notes.

•                You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be a suitable investment for you if any of the following statements are true:

•                You seek an investment that produces periodic interest or coupon payments or other sources of current income or otherwise provides for a guaranteed positive return.

•                You do not believe that the investment view implicit in the Index will be successful or you are unwilling or unable to bear the risks associated with an investment that provides exposure to the Index.

•                You seek exposure to an index or group of assets that does not subtract an index fee or any notional financing costs.

•                You seek exposure to an index or portfolio that may not be concentrated in a small number of assets.

•                You do not understand and/or are unwilling or unable to accept the risks associated with the volatility targeting mechanism of the Index, including the risk that the Index may not achieve its target volatility and the risk that the Index may underperform an investment in its portfolio that is not subject to a volatility targeting mechanism.

•                You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•                You are unwilling or unable to assume our credit risk for all payments on the Notes.

•                You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

Market Disruption Events

If the Calculation Agent determines that, on the Final Valuation Date, a Market Disruption Event occurs or is continuing with respect to the Index, the Final Valuation Date will be postponed to the immediately succeeding Index Business Day on which no Market Disruption Event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than five scheduled Index Business Days. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing with respect to the Index on such fifth day, the Calculation Agent will determine the Index Level for such fifth day in good faith and in a commercially reasonable manner.

If the Final Valuation Date is postponed, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

With respect to the Notes, a “Market Disruption Event,” means:

▪                  the occurrence of an Index Market Disruption Event (as defined below under “Description of the Index”); or

▪                  the failure of the Index Sponsor to calculate and publish the official Index Level on an Index Business Day in each case as determined by the Calculation Agent in its sole discretion.

Discontinuation of the Index; Alteration of Methodology or Calculation of the Index

If the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity publishers a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Successor Index”), then the Index Level on the Final Valuation Date, or any other relevant date on which the Index Level is to be determined, will be determined by reference to the level of such Successor Index at the time of daily final publication, or close of trading on the relevant exchange or market for such Successor Index, as applicable, on such date. If a Successor Index is selected by the Calculation Agent, the Successor Index will be used as a substitute for the Index for all purposes under the Notes.

If an Index Cancellation occurs on or prior to the Final Valuation Date or any other relevant date on which the Index Level is to be determined and is continuing on any such date, then the Index Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Index or Successor Index, as applicable, last in effect prior to such Index Cancellation.

An “Index Cancellation” will occur if (a) the Index Sponsor discontinues publication of the Index Level on or prior to the Final Valuation Date (or any other relevant date on which the Index Level is to be determined) and such discontinuation is continuing on the Final Valuation Date (or other relevant date) and the Calculation Agent determines that no Successor Index is available at such time or (b) the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, such Final Valuation Date or other relevant date.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified such that the Index or such Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Index or such Successor Index had such changes or modifications not been made, then the Calculation Agent will make those calculations and adjustments as the Calculation Agent determines may be necessary in order to arrive at a level for the Index or Successor Index comparable to the Index or Successor Index, as the case may be, as if those changes or modifications had not been made, and calculate the payment at maturity or any other payment to be made on the Notes with reference to the Index (or Successor Index), as adjusted.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity on the Notes under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumption:

▪                 Hypothetical Initial Level: 100.0000*

*            The hypothetical Initial Level of 100.0000 has been chosen for illustrative purposes only and does not represent a likely Initial Level. The actual Initial Level will be equal to the Index Level on the Initial Valuation Date.

For information regarding recent historical and hypothetical historical levels of the Index, please see “Historical and Hypothetical Historical Performance of the Index” in this pricing supplement.

Final Level	Index Return	Payment at Maturity**	Total Return on Notes
150.0000	50.00%	$1,925.00	92.50%
140.0000	40.00%	$1,740.00	74.00%
130.0000	30.00%	$1,555.00	55.50%
120.0000	20.00%	$1,370.00	37.00%
110.0000	10.00%	$1,185.00	18.50%
105.0000	5.00%	$1,092.50	9.25%
100.0000	0.00%	$1,000.00	0.00%
90.0000	-10.00%	$1,000.00	0.00%
80.0000	-20.00%	$1,000.00	0.00%
70.0000	-30.00%	$1,000.00	0.00%
60.0000	-40.00%	$1,000.00	0.00%
50.0000	-50.00%	$1,000.00	0.00%
40.0000	-60.00%	$1,000.00	0.00%
30.0000	-70.00%	$1,000.00	0.00%
20.0000	-80.00%	$1,000.00	0.00%
10.0000	-90.00%	$1,000.00	0.00%
0.0000	-100.00%	$1,000.00	0.00%

** per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated:

Example 1: The level of the Index increases from an Initial Level of 100.0000 to a Final Level of 110.0000.

Because the Final Level is greater than the Initial Level, you will receive a payment at maturity of $1,185.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.85] = $1,185.00

The total return on the investment of the Notes is 18.50%.

Example 2: The level of the Index decreases from an Initial Level of 100.0000 to a Final Level of 80.0000.

Because the Final Level is less than the Initial Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on the investment of the Notes is 0.00%.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or its components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•                You Will Not Receive any Payments on the Notes Other than the Payment at Maturity—You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity. If the Final Level is less than or equal to the Initial Level, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•                The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level—The Final Level and the Index Return will be based solely on the Index Level on the Final Valuation Date (as compared to the Initial Level). Therefore, if the level of the Index drops on the Final Valuation Date, the payment at maturity on the Notes may be significantly less than it would have been had it been linked to the level of the Index at any time prior to such drop.

•                Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                Owning the Notes is Not the Same as Owning the Index Components Tracked by the Index or Any Securities to which the Index Components Provide Exposure—The return on the Notes may not reflect the return you would realize if you actually owned the Index Components tracked by the Index or any securities to which the Index Components provide exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Index Components or any securities to which the Index Components provide exposure may have.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation

Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Index or its components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Index and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Index, including determining whether a market disruption event has occurred or whether certain adjustments to the Index or other terms of the Notes are necessary, as further described in the accompanying prospectus supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Furthermore, the role played by Barclays Index Administration in its role as Index Sponsor may create the opportunity for additional conflicts of interest. For more information, see “—Risks Relating to the Index Generally—The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Index Level and the Amounts Payable on the Notes and their Market Value and Create Conflicts of Interest” below.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

•                Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the level of the Index, the Index Components and the assets underlying the Index Components;

o                the volatility of the Index or any of the Index Components;

o                the time to maturity of the Notes;

o                the dividend rate on the Index Components and any equity securities held in the portfolios of such Index Components;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                Tax Treatment—As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

Risks Relating to the Index Generally

•                The Index May Not be Successful and May Underperform Alternative Investment Strategies—There can be no assurance that the Index will achieve positive returns. The Index tracks a dynamic notional portfolio selected from a universe of 13 Index Components (as defined under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement), while targeting a portfolio volatility equal to the Target Volatility (as defined under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement) of 5.00%. The Index seeks to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement, without the portfolio exceeding the Target Volatility of 5.00%.

It is possible that the Index Components selected at any time for inclusion in the Index will decrease and cause the Index Level (as defined under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement) to fall, or to increase at a lesser rate, than if different Index Components had been chosen for inclusion in the Index. There can be no assurance that a notional investment in the Index Portfolio will perform better than an alternative investment portfolio selected based on different criteria or using any other methodology. For example, the return on the S&P® 500 Index, an index intended to provide a benchmark for the U.S. equity markets, measured from July 5, 2016 (the live date of the Index) to November 29, 2019 was approximately 50.39%, while the return on the Index was approximately 18.02% when measured between the same two dates.

•                The Index is Subject to Market Risk—The Index Level will depend, in large part, on the performance of the Index Components included in the portfolio tracked by the Index over the term of your Notes. Even if the Index allocates exposure to the Index Components with the highest returns, the Index Level may decline if there is a general deterioration in financial markets and economic conditions that causes a decline in the value of the Index Components that compose the Index at that time.

•                Historical Volatility May be a Poor Indicator of Future Index Component Performance—A fundamental assumption of the Index is that the historical volatility of the Index Components, as measured by the Index, may be an accurate predictor of their future performance. Accordingly, the Index seeks to track the portfolio whose Index Components have the highest weighted-average volatility (because volatility is used as a proxy for expected return), without portfolio volatility exceeding the Target Volatility of 5.00%. No assurance can be given that the historical volatility of the Index Components will accurately predict their future performance. If the historical volatility of the Index Components proves not to be an accurate indicator of actual performance, then the Index Portfolio tracked by the Index may not be optimal and may perform poorly.

•                Historical Volatility May be a Poor Indicator of Future Volatility—The Index seeks to take on a defined and limited degree of expected risk by tracking a portfolio with an expected risk that does not exceed a pre-defined level. The Index measures the expected risk of portfolio based on its historical volatility. However, there can be no assurance that the historical volatility of the portfolio tracked by the Index will be indicative of its future volatility. The volatility of a portfolio may change significantly and sharply as markets change. In addition, other potential measures of volatility, such as implied volatility derived from the prices of listed options on the Index Components, might be more predictive of future volatility than historical volatility. As a result, the measure of expected risk used by the Index may be less accurate than other measures that could have been used.

•                The Deduction of Notional Financing Costs and an Index Fee Will Adversely Affect Index Performance—While a total return index tracks a notional funded investment in its components, with dividends notionally reinvested, an excess return index tracks a notional investment in its components, with dividends notionally reinvested, made through the use of borrowed funds for which a financing cost is notionally paid. The Notes are linked to an excess return index and not a total return index. In the particular case of the Index, the level of each Index Component is based on a notional investment in that Index Component minus a borrowing cost represented by the ICE LIBOR USD 3 Month rate. Accordingly, each Index Component will underperform the total return performance of the corresponding exchange-traded fund.

The ICE LIBOR USD 3 Month rate reflects the rate at which banks lend U.S. dollars to each other for a term of 3 months in the London interbank market. The ICE LIBOR USD 3 Month rate will be affected by many factors, including, among others, the monetary policy of the Federal Reserve. The ICE LIBOR USD 3 Month rate has fluctuated significantly over time. For example, on December 30, 2005, the ICE LIBOR USD 3 Month rate was 4.53625% and on December 30, 2016, the ICE LIBOR USD 3 Month rate was 0.99789%, and on November 29, 2019, the ICE LIBOR USD 3 Month rate was 1.90550%. Any increase in the ICE LIBOR USD 3 Month rate, due to the Federal Reserve raising interest rates (specifically, its federal funds target rate) or otherwise, will increase the adverse effect of the borrowing cost on the excess return performance of each Index Component (and, therefore, the performance of the Index). You should further note that, on July 27, 2017, the Chief Executive of the United Kingdom Financial Conduct Authority (the “FCA”), which regulates LIBOR, including the ICE LIBOR USD 3 Month rate, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR to the administrator of LIBOR after 2021. Further, on July 12, 2018 the FCA announced that LIBOR may cease to be a regulated “benchmark.” The announcement indicates that the continuation of LIBOR on the current basis (or at all) cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom, the United States or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the performance of the Index. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the ICE LIBOR USD 3 Month rate as it relates to level of the Index during the term of the Notes, the value of the Notes in the secondary market (if any) and your return on the Notes.

In addition, the performance of the Index will be reduced by the daily deduction of a fee of 0.85% per annum. As such, the Index performance will trail that of a hypothetical, identically constituted index from which no such cost is deducted.

The deduction of the notional financing cost and the index fee will place a significant drag on the performance of the Index, offsetting any positive total return of the Index Components included in the Index Portfolio, exacerbating any negative total return of the Index Components included in the Index Portfolio and causing the Index Level to decline steadily if the total return of the Index Components included in the Index Portfolio is relatively flat. The Index will not appreciate unless the total return performance of the Index Components included in the Index Portfolio is sufficient to offset the negative effects of the notional financing cost and the index fee, and then only to the extent that the total return performance of the Index Components included in the Index Portfolio is greater than the deducted amounts. As a result of these deductions, the Index Level may decline even if the total return of the Index Components included in the Index Portfolio is positive.

•                The Index May Not be Fully Invested in the Index Components—If the aggregate weight of the Index Components in the portfolio selected by the Index is not 100.00%, the Index Portfolio will allocate exposure to a cash position that will earn no return. In addition, the Index adjusts its notional exposure to the Index Portfolio as frequently as each Index Business Day in an attempt to maintain a historical volatility for the Index equal to approximately the Target Volatility of 5.00%, subject to a maximum notional exposure to the Index Portfolio of 150.00% and a minimum exposure of 0.00%. If the Index’s notional exposure to the Index Portfolio is less than 100.00%, the difference will be notionally uninvested and will earn no return. As a result, the Index may underperform a similar index that provides 100.00% exposure to the Index Components.

•                The Index May Not Achieve its Target Volatility of 5.00%—The Index seeks to maintain a target volatility level of 5.00% by employing a volatility targeting mechanism based on the historical volatility of the Index Portfolio to dynamically adjust its exposure to the Index Portfolio at any given time, as described under “Indices—The Barclays Trailblazer Sectors 5 Index—Capped Participation” in the accompanying underlying supplement. There can, however, be no assurance that historical trends in volatility will continue in the future. Accordingly, there is no assurance that this volatility targeting mechanism will be the most effective way to (i) accurately assess volatility of the market at a given time or (ii) predict patterns of volatility. As a result, the Index may not achieve its Target Volatility of 5.00% at any time, which may adversely impact the Index Level, and, consequently, the market value of your Notes.

•                The Index May be Subject to Increased Volatility Due to the Use of Leverage—When the volatility of the Index Portfolio is less than the Target Volatility of 5.00%, the Index will employ leverage to increase the exposure of the Index to the Index Portfolio, up to a maximum exposure of 150.00%. When the Index Portfolio is leveraged, any movements in values of the Index Component may result in greater changes in the value of the Index Portfolio than if leverage were not used. In particular, the use of leverage will magnify any negative performance of the Index Portfolio. For example, if Capped Participation on any day is 130.00%, a 1.00% decrease in the value of the Index Portfolio on such day would cause the Index to fall by 1.30%, plus an additional reduction to account for the Index Fee.

•                The Index’s Target Volatility May Reduce the Appreciation Potential of the Index; the Volatility Targeting Mechanism of the Index May Cause the Index to Underperform the Index Portfolio—Under normal circumstances, equity markets exhibit significantly higher volatility than the Target Volatility of 5.00%. Accordingly, the Target Volatility of 5.00% may have the effect of skewing the allocations among the Index Components in the Index Portfolio toward Index Components that provide exposure to fixed-income assets, which typically have lower volatility than Index Components that provide exposure to equities, or to the cash position, which provides no return and therefore has a volatility of 0.00%. These typically lower-volatility Index Components may have lower return potential than the typically higher-volatility Index Components, and any cash position has zero return potential. If the Index has a relatively low allocation to the typically higher-volatility Index Components, it will not fully participate in any appreciation among those Index Components.

Moreover, if the Index has a relatively high allocation to Index Components that provide exposure to fixed-income assets, it will be particularly sensitive to factors that adversely affect the value of fixed-income instruments, such as increases in interest rates or declining perceptions of credit quality. A low Target Volatility does not mean that the Index is less likely to decline than it would be if it had a higher Target Volatility. In fact, a low-volatility portfolio may decline in value even while a high-volatility portfolio appreciates. For example, in an equity bull market that is accompanied by rising interest rates, a portfolio heavily weighted toward Index Components that provide exposure to fixed-income assets might decline in value as a result of the rising interest rates, while a portfolio heavily weighted toward Index Components that provide exposure to equities would appreciate.

The volatility targeting feature of the Index may cause the Index to reduce its exposure to the Index Portfolio in periods of high volatility, even if the Index Portfolio is generally performing positively. The performance of the Index may be negative or less positive than the performance of the Index Portfolio during such periods. Accordingly, the return on the Index may be less, and may be significantly less, than the return on an Index that does not include a “volatility targeting” (sometimes referred to as a “risk control”) feature.

•                The Index Sponsor Will Have the Authority to Make Determinations That Could Materially Affect the Index Level and the Amount Payable on the Notes and their Market Value and Create Conflicts of Interest—The Index Sponsor, an independent index administration function within Barclays Bank PLC, is responsible for the operation of the Index, and the policies of the Index Sponsor concerning the calculation of the Index Level could affect the Index Level and, therefore, the amount payable on the Notes at maturity and the market value of the Notes prior to scheduled maturity.

The Index Sponsor may modify the methodology for calculating the Index Level. In addition, as described in “Indices—The Barclays Trailblazer Sectors 5 Index—Barclays Trailblazer Sectors 5 Index Calculation—Modifications to the Trailblazer Index” in the accompanying underlying supplement, the Index Sponsor may make certain changes to the way in which the Index is calculated. For example, the Index Sponsor may discontinue or suspend calculation or publication of the Index upon the occurrence of certain market disruptions or other events, in which case it may become difficult to determine the Index Level and the value of the Notes. In addition, the Index Sponsor may replace an Index Component if that Index Component ceases to exist or changes in a way that makes the calculation of the Index impossible or infeasible. The replacement Index Component may perform significantly worse than the replaced Index Component. Any such changes could adversely affect the value of the Notes. The circumstances in which the Index Sponsor might make any such a determination are described more fully under “Indices—The Barclays Trailblazer Sectors 5 Index—Barclays Trailblazer Sectors 5 Index Calculation—Modifications to the Trailblazer Index” in the accompanying underlying supplement.

The role played by the Index Sponsor, and the exercise of the kinds of discretion described above and in the section entitled “Indices—The Barclays Trailblazer Sectors 5 Index Index—Barclays Trailblazer Sectors 5 Index Calculation—Modifications to the Trailblazer Index” in the accompanying underlying supplement, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC is the issuer of the Notes. The Index Sponsor has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

•                At any Time, the Index May not be Invested in Most or All Index Components, Resulting in a Concentrated Investment That May Not Perform As Well Over Time as an Investment in a More Diversified Portfolio—Diversification is generally considered to reduce the amount of risk associated with generating returns. There can be no assurance, however, that the Index will be invested in most or all of the Index Components or that the Index will be sufficiently diversified at any time to reduce or minimize such risks to any extent. In particular, at any time, the Index may be notionally invested in a single Index Component or in a small number of Index Components, and that may produce lower returns than would an investment in a more diversified portfolio of assets.

•                The Values of the Index Components that Comprise the Index May Offset Each Other—Price movements between the Index Components may not correlate with each other. At a time when the value of certain Index Components increases, the value of the other Index Components may not increase as much or may decline. Therefore, in calculating the Index Level, increases in the value of one of the Index Components included in the portfolio tracked by the Index may be moderated, or more than offset, by lesser increases or decreases in the value of the other Index Components included in the portfolio tracked by the Index. In addition, high correlation during periods of negative returns among Index Components could have an adverse effect on the Index Level.

•                The Index Has a Limited Performance History—The Index was launched on July 5, 2016, and the Index Sponsor has published limited information about how the Index might have performed had it been calculated in the past. Because the Index is new and limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance would be helpful in providing more reliable information on which to assess the validity of the methodology that the Index uses as the basis for an investment decision.

•                The Index Relies on Third-Party Data Sources That May Not be Accurate—The Index relies on data supplied by third parties. This data is used in calculating the Index Level, including to generate the table and graphs set forth under “Historical and

Hypothetical Historical Performance of the Index” below. The data supplied by third parties may not be accurate and could distort the calculation of the Index Level.

•                The Index Relies on Financial Modelling Techniques That Are Subject to Inherent Limitations—The Index seeks to track a portfolio constructed from the Index Components that is determined by the Index methodology to have the highest expected return, subject to certain weighting constraints and other conditions described under “Indices—The Barclays Trailblazer Sectors 5 Index—Overview” in the accompanying underlying supplement, without portfolio volatility exceeding the Target Volatility of 5.00%. The Index Sponsor uses market-standard financial modelling techniques to seek to identify each optimized portfolio. In limited circumstances, the portfolio composition used as the starting point for the model could theoretically cause the model to produce a less optimal portfolio. While the Index Sponsor runs the model using multiple starting points to reduce the likelihood of such an occurrence, this risk cannot be eliminated entirely.

•                Hypothetical Back-Tested Data Relating to the Index Does Not Represent Actual Historical Data and is Subject to Inherent Limitations—All data relating to the period prior to the launch date of the Index, including the table and graphs set forth under “Historical and Hypothetical Historical Performance of the Index” below, is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. The information is based on a hypothetical estimate by the Index Sponsor using available historical data as to how the Index may have performed in the pre-launch date period. In addition, for periods prior to the Index Component Base Date (as defined under “Indices—The Barclays Trailblazer Sectors 5 Index—Barclays Trailblazer Sectors 5 Index Components” in the accompanying underlying supplement) of an Index Component, the hypothetical historical information was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than the performance information for that Index Component.

Alternative modeling techniques or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information set forth under “Historical and Hypothetical Historical Performance of the Index” below. In addition, back-tested, hypothetical historical results have inherent limitations. These back-tested results are achieved by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested data should not be taken as an indication of future performance.

•                Hypothetical or Hypothetical Historical Levels of the Index Should Not be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical or hypothetical historical levels of the Index. Past fluctuations and trends in the Index are not necessarily indicative of fluctuations or trends that may occur in the future.

•                The Index is Not Actively Managed—The Index operates by pre-determined rules, as described under “Indices—The Barclays Trailblazer Sectors 5 Index” in the accompanying underlying supplement. There will be no active management of the Index to enhance returns or limit losses. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, economic, financial or other factors than the non-actively managed Index, which may adversely affect the Index Level and the value of the Notes.

•                The Index is Comprised of Notional Assets and Liabilities—The exposure to the Index Components that comprise the Index at any given time are purely notional and will exist solely in the records maintained by or on behalf of the Index Sponsor. There is no actual portfolio of assets to which any person or entity is entitled or in which any person or entity has any ownership interest. Consequently, no person or entity will have any claim against any of the Index Components that comprise the Index at any time.

Risks Relating to the Index Components

•                Certain Features of the Index Components Will Impact the Value of the Notes—Each Index Component is an exchange-traded fund, the performance of which will not fully replicate the performance of the Underlying Index (as defined under “Indices—The Barclays Trailblazer Sectors 5 Index—Barclays Trailblazer Sectors 5 Index Components” in the accompanying underlying supplement) it is meant to track, and each Index Component may hold securities not included in its Underlying Index. Accordingly, the performance of the Index is subject to risks associated with investments in exchange-traded funds, including:

o                Management risk. This is the risk that the investment strategy for each Index Component, the implementation of which is subject to a number of constraints, may not produce the intended results. Each Index Component’s investment adviser may have the right to use a portion of that Index Component’s assets to invest in shares of equity securities that are not included in its Underlying Index (as defined in the table under “Indices—The Barclays Trailblazer Sectors 5 Index—Barclays Trailblazer Sectors 5 Index Components” in the accompanying underlying supplement). The Index Components are not actively managed, and each Index Component’s investment adviser will generally not attempt to take defensive positions in declining markets.

o                Derivatives risk. The Index Components may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Index Component’s losses may be greater than if each Index Component invested only in conventional securities.

o                Transaction costs and fees. Unlike its Underlying Index, the Index Components will reflect transaction costs and fees that will reduce its performance relative to its Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the Index Components may diverge significantly from the performance of its Underlying Index due to differences in trading hours between that Index Component and the securities composing the Underlying Index it is meant to track or other circumstances. During periods of market volatility, the component securities held by an Index Component may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of an Index Component and the liquidity of an Index Component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in an Index Component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Index Component. As a result, under these circumstances, the market value of an Index Component may vary substantially from the net asset value per share of that Index Component. Because the Notes are linked to the performance of the Index Components and not their Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Indices.

•                The Select Sector Funds Involve Sector Concentration Risk—Each Index Component in the equity sectors asset class (other than the iShares® U.S. Real Estate ETF) is a Select Sector SPDR® Fund (each, a “Select Sector Fund” and collectively, the “Select Sector Funds”). The Select Sector Indices upon which the Select Sector Funds are based together comprise all of the companies in the S&P 500® Index.

The investment objective of each Select Sector Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries, as represented by a specified Select Sector Index. Accordingly, the performance of each Select Sector Fund will not benefit from the diversification that could result if such funds held securities issued by companies that operate in multiple sectors.

The performance of companies that operate in any particular sector is subject to a number of complex and unpredictable factors such as industry competition, government action and regulation, geopolitical events and supply and demand for the products and services offered by such company. Any adverse development in the relevant sector tracked by any Select Sector Fund may have a material adverse effect on the securities held in the portfolio of such Select Sector Fund and, as a result, may have a material adverse effect on the price of such Select Sector Fund, the Index Level and the value of your Notes.

•                Risks Associated with the Real Estate Industry Will Affect the Value of the iShares® U.S. Real Estate ETF—The iShares® U.S. Real Estate ETF invests in companies that invest in real estate, such as real estate investment trusts (or “REITs”) or real estate holding companies. The value of real estate and, consequently, companies that invest in real estate may be affected by many factors that interrelate with each other in complex and unpredictable ways. Such factors may include, but are not limited to, general economic and political conditions, liquidity in the real estate market, rising or falling interest rates, governmental actions and the ability of borrowers to obtain financing for real estate development or to repay their loans. Any negative developments in any such factor may negatively affect the value of companies that invest in real estate and, consequently, may adversely affect the iShares® U.S. Real Estate ETF, the Index Level and the value of your Notes.

•                The Index Components Included in the Fixed-Income Asset Class are Subject to Interest Rate-Related Risks—All of the Index Components included in the fixed-income asset class (which we collectively refer to as the “Fixed-Income ETFs”) are exchange-traded funds that attempt to track the performance of indices composed of fixed-income securities. Investing in the Notes linked to the performance of the Index (and, accordingly indirectly to the Fixed-Income ETFs) differs significantly from investing directly in bonds to be held to maturity because the values of the Fixed-Income ETFs change, at times significantly, during each trading day based upon the current market prices of their underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income securities are significantly affected by changes in current market interest rates. As interest rates rise, the price of fixed-income securities, including those underlying the Fixed-Income ETFs, is likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The eligibility criteria for the securities included in the indices that underlie the Fixed-Income ETFs, each of which mandate that each security must have a minimum term remaining to maturity (ranging from one year to 20 years) for continued eligibility, means that, at any time, only longer-term securities underlie the Fixed-Income ETFs, which thereby increases the risk of price volatility in the underlying securities and, consequently, the volatility in the Index Level. As a result, rising interest rates may cause the value of the bonds underlying the Fixed-Income ETFs, the Fixed-Income ETFs and the Index to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors that interrelate in complex and unpredictable ways, including, among others:

o                sentiment regarding underlying strength in the U.S. economy and global economies;

o                expectations regarding the level of price inflation;

o                sentiment regarding credit quality in the U.S. and global credit markets;

o                central bank policies regarding interest rates; and

o                the performance of U.S. and foreign capital markets.

Recently, U.S. treasury notes have traded near their historic high trading prices for an extended period of time. If the price of U.S. treasury notes reverts to its historic mean or otherwise falls, as a result of a general increase in interest rates or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying the iShares 20+ Year Treasury Bond ETF will decline, which could have a negative impact on the performance of the Index and the return on your Notes.

•                The Index Components Included in the Fixed-Income Asset Class are Subject to Credit Risk—The prices of the bonds underlying the Fixed-Income ETFs are significantly influenced by the creditworthiness of the issuers of the bonds. The issuers of the bonds underlying the Fixed-Income ETFs may have their credit ratings downgraded, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the underlying bonds may suffer significant and rapid price declines. Such events may have material adverse effects on the value of the Fixed-Income ETFs, the Index and the Notes.

Further, the iShares® iBoxx $ High Yield Corporate Bond ETF is designed to provide a representation of the U.S. dollar high-yield corporate market and is therefore subject to high-yield securities risk. Securities that are rated below investment grade (commonly known as “junk bonds”) may be more volatile than higher-rated securities of similar maturity. High-yield securities may also be subject to greater levels of credit or default risk than higher-rated securities. The value of high-yield securities can be adversely affected by overall economic conditions, such as an economic downturn or a period of rising interest rates, and high-yield securities may be less liquid and more difficult to sell at an advantageous time or price or to value than higher-rated securities. In particular, high-yield securities are often issued by smaller, less creditworthy companies or by highly leveraged (indebted) firms, which are generally less able than more financially stable firms to make scheduled payments of interest and principal.

•                The iShares® iBoxx $ High Yield Corporate Bond ETF is Subject to Risks Associated with Non-U.S. Securities Markets—The iShares® iBoxx $ High Yield Corporate Bond ETF may include U.S. dollar-denominated bonds issued by non-U.S. companies. As such, the iShares® iBoxx $ High Yield Corporate Bond ETF is subject to risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Some or all of these factors may adversely affect the value of the iShares® iBoxx $ High Yield Corporate Bond ETF, which may adversely affect the Index Level.

•                The iShares® MBS ETF is Subject to Risks Associated with Mortgage-Backed Securities—The iShares® MBS ETF invests in mortgage-backed securities. Mortgage-backed securities are subject to prepayment risk, which is the risk that during periods of falling interest rates, an issuer of mortgages and other securities may be able to repay principal prior to the security’s maturity causing the iShares® MBS ETF to have to reinvest in securities with a lower yield. Mortgage-backed securities are also subject to extension risk, which is the risk that when interest rates rise, certain mortgage-backed securities will be paid off substantially more slowly than originally anticipated and the value of those securities may fall sharply. Because of prepayment and extension risk, mortgage-backed securities react differently to changes in interest rates than other bonds. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities. In recent years, the market for mortgage-backed securities experienced substantially lower valuations and reduced liquidity. Ongoing economic and market uncertainty suggests that mortgage-backed securities may continue to be difficult to value and sell. Some or all of these factors may adversely affect the value of the iShares® MBS ETF, which may adversely affect the Index Level and, consequently, the value of the Notes.

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE OF THE INDEX

The Index was launched on July 5, 2016 and the Index Base Date is December 31, 2003. All data relating to the period prior to the launch date of the Index is a hypothetical historical estimate by the Index Sponsor using available data as to how the Index may have performed in the pre-launch date period. Accordingly, the following graph illustrates:

•                on a hypothetical basis, how the Index would have performed from January 1, 2006 to July 4, 2016 based on the composition and calculation methodology described above; and

•                on an actual basis, how the Index performed from July 5, 2016 through November 29, 2019.

Except as described below, the hypothetical historical information was determined using the methodology currently used to calculate the Index. For Index Components that launched after the inception of the Index, the hypothetical historical information for periods prior to the Index Component Base Date was calculated using alternative performance information derived from a related index, after deducting hypothetical fund fees, rather than from performance information for that Index Component, as set forth in the table below.

Index Component	Proxy Components (ticker)	Hypothetical Fee	Index Component Base Date
iShares® 20+ Year Treasury Bond ETF	Bloomberg Barclays U.S. 20+ Year Treasury Bond Index (LT11TRUU)*	0.15%	7/26/2002
iShares® MBS ETF	Bloomberg Barclays U.S. MBS Index (LUMSTRUU)	0.27%	3/16/2007
iShares® iBoxx $ High Yield ETF	Bloomberg Barclays High Yield Very Liquid Index (LHVLTRUU)**	0.50%	4/11/2007

*            The current Underlying Index for the iShares® 20+ Year Treasury Bond ETF is the ICE U.S. Treasury 20+ Year Bond Index. Prior to April 1, 2016, however, the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index was the Underlying Index for the iShares® 20+ Year Treasury Bond ETF.

**     The Underlying Index of the iShares® iBoxx $ High Yield ETF is the Markit iBoxx USD Liquid High Yield Index, not the Bloomberg Barclays High Yield Very Liquid Index.

The hypothetical historical information does not reflect actual performance of the Index and has not been verified by an independent third party. Hypothetical historical information has inherent limitations and is achieved by means of a retroactive setting of the selection criteria designed with the benefit of hindsight. Alternative selection criteria or assumptions may produce different hypothetical historical information that might prove to be more appropriate and that might differ significantly from the hypothetical historical information provided below.

Barclays Trailblazer Sectors 5 Index Historical & Hypothetical Historical Performance

HISTORICAL AND HYPOTHETICAL HISTORICAL PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity. Upon a sale or exchange (including redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.